Exhibit 10.2

FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT

AGREEMENT BETWEEN GARY C. GRANOFF, AMERITRANS CAPITAL CORPORATION AND ELK ASSOCIATES FUNDING CORPORATION

This Amendment (hereinafter referred to as the “Amendment”) is the First Amendment to that certain Amended and Restated Employment Agreement dated as of October 1, 2008, between Gary C. Granoff (“Executive”), Ameritrans Capital Corporation (“Ameritrans”), and Elk Associates Funding Corporation (“Elk”) (collectively, Ameritrans and Elk are hereinafter referred to as the “Employer”, and the said employment agreement is hereinafter referred to as the “Employment Agreement”).  This First Amendment is dated as of this 12th day of November, 2009.

WHEREAS, Executive and Employer previously entered into the Employment Agreement which is and remains in full force and effect; and

WHEREAS, Executive and Employer desire to amend the Employment Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Employment Agreement is presently in full force and effect in accordance with each of the terms set forth in the Employment Agreement.

2.

The fifth sentence of Paragraph 3.1 in the paragraph entitled Duties and Responsibilities is hereby amended by changing the date to which Executive shall continue to serve as the CFO of the Employer.  Presently the date through which Executive has agreed to serve in that capacity is through September 30, 2009.  Executive agrees that he will continue to serve in that capacity through June 30, 2010, provided that Employer may, in its discretion, employ a qualified person to be CFO at any time before June 30, 2010, in which event Executive shall relinquish such duties thereafter without any reduction in compensation.  Notwithstanding the foregoing, Employer shall, not later than June 30, 2010, employ a qualified person to be CFO after which date, Executive shall have no further responsibility to act in the capacity of CFO.

3.

Paragraph 3.1 in the paragraph entitled Duties and Responsibilities is further amended to clarify the manner in which Executive shall devote on average at least 20 hours a week of his business time on behalf of Employer.  In that regard, it is agreed that Executive can perform such service either in the Company’s offices or from outside of the Company’s offices.  Executive shall keep his own separate time records of the time Executive has been available for service from whatever location.  Executive is exempted from any sign in system or “finger print detection system” or other such similar system that the Company may utilize for other executives or employees.  Executive shall schedule an average of two days (15 hours) each week, not including vacation weeks, to be performed on a regularly scheduled basis, and the balance of 5 hours each week shall be performed by Executive being available for telephone calls from out of the office, and for processing routine emails during the balance of the week.

4.

Paragraph 4.1 Base Salary which is found in Paragraph 4 Compensation and Related Matters is amended as follows:  The third sentence of said paragraph is hereby amended to reflect that Executive has agreed to take a reduction in salary of Forty Thousand Dollars ($40,000.00) during the fiscal year beginning July 1, 2009 and ending June 30, 2010, and that for said period, Executive is taking a deferral of an additional Thirty-Three Thousand Seven Hundred and Twenty Five ($33,725.00) Dollars which will be paid to Executive in the following three fiscal years in equal amounts of $11,241.66 per year.  As such, the third sentence of paragraph 4.1 shall be amended to read:  “Commencing July 1, 2009, and for each fiscal year (July 1 to June 30) during the Employment Period (each such fiscal year, an “Employment Year”) Employer shall pay to Executive a base salary of $391,275 for the first Employment Year (July 1, 2009 through June 30, 2010), $189,241.66 for the second Employment Year (July 1, 2010 through June 30, 2011), $189,241.66 for the third Employment Year (July 1, 2011 through June 30, 2012), and $170,241.66 for the fourth Employment Year (July 1, 2012 through June 30, 2013), (with respect to each Employment Year, the “Base Salary”).

5.

Paragraph 4.3 Other Benefits which is found in Paragraph 4 Compensation and Related Matters is amended and supplemented as follows:  Executive agrees to waive and take a reduction in the contribution to Executive’s SEP IRA account for the period commencing October 1, 2009 through September 30, 2010.  Beginning with SEP IRA contributions that would accrue to Executive beginning October 1, 2010, if Employer does not pay Executive the scheduled contribution of 15% of Executive’s Base Salary, subject to the applicable IRS maximum contribution limits, to the extent Employer chooses not to pay all or any portion of the amount that would be due to Executive, then in such event, Executive’s Base Salary shall be increased for the fiscal year in question by the maximum amount of the SEP IRA payment that would have been paid to Executive based upon the 15% contribution rate, subject to the maximum IRS limitation amount, that is not being paid by Employer, and such increase in Executive’s Base Salary shall be paid to Executive in equal monthly payments as an increase in Executive’s Base Salary, and shall be paid together with and at the same time as payments of the balance of Executive’s Base Salary.

6.

Paragraph 4.8 Life Insurance, is hereby modified so as to assign the William Penn Life Insurance Policy to Executive, immediately upon execution of this First Amendment.  Accordingly, Employer agrees that it hereby assigns to Executive, or Executive’s assigns, all of it’s right, title and ownership interest in and to that certain William Penn Life Insurance Policy # 0700005613 dated May 24, 1993, issued June 2, 1993, free and clear of all liens and encumbrances, and Employer will take any further action requested by Executive in accordance with written instructions from Executive to execute any additional or supplement assignment that may otherwise be necessary on the forms provided by William Penn Life Insurance Company to either Executive’s spouse or a life insurance trust established by Executive.  The assignment herein is inclusive of the current cash account maintained by William Penn Life Insurance Company pertinent to said policy.  Executive, or his assigns shall hereafter be responsible to make all future premium payments that may be due on said policy.  The within assignment shall be deemed to take effect immediately, and the Employer shall have no further obligations under Paragraph 4.8 of the Employment Agreement.

Except as modified herein, each of the other terms, covenants and conditions of the Employment Agreement are hereby ratified and confirmed by Executive and by Employer as being in full force and effect, and as modified by the terms, covenants and conditions of this First Amendment to Employment Agreement.

IN WITNESS WHEREOF,

the parties here to have executed this First Amendment to Employment Agreement as of the date first written above.

AMERITRANS CAPITAL CORPORATION                          ELK ASSOCIATES FUNDING CORPORATION

BY: /s/ Michael Feinsod                                                            BY: /s/ Michael Feinsod

Michael Feinsod, Chief Executive Officer                          Michael Feinsod, Senior Vice Pres.

EXECUTIVE

BY:__/s/ Gary C. Granoff

Gary C. Granoff

2